Exhibit 99.1

Friday 06 July, 2018
EchoStar Corporation

Statement re Possible Offer

RNS Number : 8287T
EchoStar Corporation
06 July 2018

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT IS NOT AN ANNOUNCEMENT OF A FIRM INTENTION TO MAKE AN OFFER UNDER RULE 2.7 OF THE CITY CODE ON TAKEOVERS AND MERGERS (THE “CODE”) AND THERE CAN BE NO CERTAINTY THAT AN OFFER WILL BE MADE EVEN IF THE PRE-CONDITIONAL MATTERS REFERRED TO BELOW ARE SATISFIED OR WAIVED

FOR IMMEDIATE RELEASE

6 July 2018

Possible offer for Inmarsat plc

Further to the announcement by Inmarsat plc (“Inmarsat”) on 8 June 2018, EchoStar Corporation (“EchoStar”) confirms that it made a proposal to acquire the entire issued and to be issued share capital of Inmarsat (the “Proposal”). The board of Inmarsat rejected the Proposal and subsequently, on 3 July 2018, EchoStar presented a new and improved proposal (the “Improved Proposal”) which was rejected by Inmarsat on 4 July 2018. EchoStar continues, however, to seek engagement with the board of Inmarsat on a constructive basis, with a view to agreeing the terms of a recommended transaction.

Under the terms of the Improved Proposal, Inmarsat shareholders would be entitled to receive 265 pence in cash and 0.0777 new shares of EchoStar class A common stock (to be listed on NASDAQ) for each Inmarsat share, (subject to the reservations referred to below). Based on the closing price per share of EchoStar class A common stock on 5 July 2018 of US$45.45 and an exchange rate of £:US$ of 1:1.3244 on 5 July 2018, the Improved Proposal implies an equivalent value of 532 pence per Inmarsat share, valuing Inmarsat’s existing issued share capital at approximately £2.45 billion.

As a result of the Improved Proposal, holders of the Inmarsat 3.875% convertible bonds due 2023 (the “Convertible Bonds”) would be entitled to receive, in respect of each Convertible Bond, a value equivalent to approximately $296,225 (in a combination of cash and / or shares) on the basis of the exchange rate and closing share price assumptions set out above.

Accordingly, the Improved Proposal would represent in aggregate, a value of approximately £3.2 billion for the issued and to be issued share capital of Inmarsat and the Convertible Bonds.

The Improved Proposal represents:

(i)
a premium of 46% to the closing price of 363 pence per Inmarsat share, and a premium of 42% to the closing price of $209,300 per Convertible Bond, in each case on 30 May 2018 (being the last day prior to the date of EchoStar’s initial approach);

(ii)
a premium of 40% to the volume weighted average closing price of 380 pence per Inmarsat share for the 3 months ended 7 June 2018 (being the last day prior to the announcement by Inmarsat that it had received a proposal from EchoStar); and

(iii)
a premium of 27% to the closing price of 418 pence per Inmarsat share, and a premium of 39% to the closing price of $212,500 per Convertible Bond, in each case on 7 June 2018 (being the last day prior to the announcement by Inmarsat that it had received a proposal from EchoStar).

EchoStar believes a combination of EchoStar and Inmarsat is strategically compelling. The combined group would be one of the world’s leading satellite providers and be well supported by a global portfolio of complementary assets and service offerings. EchoStar believes that the Improved Proposal presents a compelling opportunity for Inmarsat’s shareholders to realize certain value from their investment in Inmarsat while also participating meaningfully in the upside potential of the combined company.

The Improved Proposal would also extend to any Inmarsat shares unconditionally allotted on conversion of the Convertible Bonds before the date on which any EchoStar offer for Inmarsat shares closes. To the extent that Convertible Bonds are not so converted, if EchoStar proceeds with the Improved Proposal, it will make appropriate proposals, in due course to the holders of Convertible Bonds in accordance with the Code. In aggregate, such an offer for Convertible Bonds would result in a maximum equivalent value of $962.7 million being payable to holders (assuming up to 44.4 million new Inmarsat shares would be issuable on full conversion of the bonds, subject to the same exchange rate and closing price assumptions referred to above).

It is EchoStar’s current preference to implement the transaction by way of a scheme of arrangement.

EchoStar would be prepared to proceed to implement the Improved Proposal subject to obtaining a satisfactory extension to the “put up or shut up” deadline of 5pm (UK time) on 6 July 2018, and the following matters:

(i)	Completing to its satisfaction a customary due diligence investigation;

(ii)
The finalization of mutually acceptable definitive documentation customary for a transaction of this type, including the terms and conditions typical for a recommended UK public offer and final board approvals; and

(iii)	The recommendation of the Inmarsat board.

EchoStar reserves the right to waive any or all of the matters referred to in paragraphs (i)-(iii) above.

EchoStar reserves the right to vary the form and/or mix of the consideration described in this Improved Proposal and to make an offer on less favorable terms:

(i)	with the recommendation of the board of Inmarsat;

(ii)	if Inmarsat announces, declares or pays any dividend or any other distribution to shareholders, in which case EchoStar will have the right to make an equivalent reduction to the proposed price;

(iii)
if further shares in Inmarsat (or rights to subscribe for such shares) are issued from the date of this Improved Proposal (except for shares to be issued upon any conversion of Convertible Bonds and currently outstanding in-the-money share options);

(iv)	if a third party announces a firm intention to make an offer for Inmarsat on less favorable terms than the possible offer; and/or

(v)	following the announcement by Inmarsat of a whitewash transaction pursuant to the Code or a reverse takeover (as defined in the Code).

This announcement does not constitute an announcement of a firm intention to make an offer under Rule 2.7 of the Code and, accordingly, shareholders are advised that there can be no certainty that any offer to acquire Inmarsat shares will be made. Further announcements will be made as and when appropriate.

Enquiries

EchoStar Corporation David J. Rayner Dean A. Manson	Tel: +1 303 706 4000

Deutsche Bank Don Birchenough Gavin Deane James Ibbotson	Tel: +44 20 7545 8000

About EchoStar

EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite communications solutions. Headquartered in Englewood, Colorado, and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its Hughes Network Systems and EchoStar Satellite Services business segments.

Important notice

Deutsche Bank AG is authorized under German Banking Law (competent authority: European Central Bank) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by BaFin, Germany’s Federal Financial Supervisory Authority, and is subject to limited regulation in the United Kingdom by the Prudential Regulation Authority and FCA. Details about the extent of its authorization and regulation by the Prudential Regulation Authority, and regulation by the FCA, are available on request or from www.db.com/en/content/eu_disclosures.htm. Deutsche Bank AG, acting through its London branch and / or certain of its affiliates (collectively, “Deutsche Bank”), is acting as financial adviser to EchoStar and no other person in connection with this Announcement or any of its contents. Deutsche Bank will not be responsible to any person other than EchoStar for providing any of the protections afforded to clients of Deutsche Bank, nor for providing any advice in relation to the matters set out in this Announcement. Neither Deutsche Bank nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Deutsche Bank in connection with the matters set out in this Announcement, any statement contained herein or otherwise.

Forward-looking statements

This announcement contains forward-looking statements regarding EchoStar’s proposal to acquire the entire issued share capital of Inmarsat and Convertible Bonds. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors include, but are not limited to, the possibility that the proposed transaction will not be pursued, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the proposed transaction, adverse effects on the market price of EchoStar’s common stock and on EchoStar’s operating results because of a failure to complete the proposed transaction, failure to realize the expected benefits of the proposed transaction, negative effects of announcement or consummation of the proposed transaction on the market price of EchoStar’s common stock, significant transaction costs and/or unknown liabilities and general economic and business conditions that affect the combined companies following the proposed transaction. For additional information on these and other factors that could affect EchoStar’s forward-looking statements, see EchoStar’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including EchoStar’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. EchoStar disclaims and does not undertake any obligation to update or revise any forward-looking statement in this announcement except as required by applicable law or regulation. EchoStar disclaims and does not undertake any obligation to update or revise any forward-looking statement in this announcement except as required by applicable law or regulation.

Additional U.S.-related information

This announcement is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares or Convertible Bonds of Inmarsat or EchoStar. Subject to future developments, EchoStar may file a registration statement and/or other documents with the SEC in connection with the proposed transaction. Inmarsat shareholders should read those filings, and any other filings made by EchoStar with the SEC in connection with the proposed transaction, as they will contain important information. Those documents, if and when filed, as well as EchoStar’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at EchoStar’s website at www.echostar.com.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the Securities Exchange Act of 1934, as amended, if applicable, EchoStar or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Inmarsat shares or Convertible Bonds outside of the United States, other than pursuant to the proposed transaction, before the proposed transaction has been consummated. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to a Regulatory Information Service of the Financial Conduct Authority and will be available on the London Stock Exchange website, www.londonstockexchange.com, all as and to the extent required under UK law.

Publication of this announcement

A copy of this announcement will be available, subject to certain restrictions relating to persons resident in restricted jurisdictions, at https://www.echostar.com/en/Investors/Disclaimer.aspx by no later than 12 noon (London time) on 6 July 2018. The content of the website referred to in this announcement is not incorporated into and does not form part of this announcement.

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